Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) First Quarter Earnings Call

Executives

Michael Anderson - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's First Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our First Quarter 2024 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Anderson, American Strategic Investment Company's Chief Executive Officer, and Mike LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of the First Quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2023, filed on April 1, 2024, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Anderson, Chief Executive Officer. Please go ahead, Michael.

Michael Anderson

Thanks, Curtis. Good morning and thank you all for joining us. This morning we announced very positive results for the first quarter, including growth in Adjusted EBITDA compared to the first quarter of 2023. We achieved this growth through a reduction in G&A and operating expenses, coupled with our ongoing leasing success. We also delivered a 320 basis point increase in occupancy, to 87.2%, compared to the same quarter in 2023.

Additionally, as we previously announced, we have started the process of diversifying the portfolio to better position the company to grow in the future. As part of this broader monetization effort we have started to market for sale our property at 9 Times Square and will shortly begin the same process at 123 William Street and 196 Orchard Street. We believe that this approach will accelerate the evolution of our business.

Prior to launching the marketing of 9 Time Square, we extended the maturity of the existing debt at that property to October 2024, with the opportunity to extend through year-end in order to facilitate the sale of the property. If completed, we believe that the strategic disposition of this property, along with 123 William Street and 196 Orchard Street, will meaningfully reduce leverage on our balance sheet and generate significant cash proceeds. We intend to use proceeds from any disposition to diversify our portfolio into higher yielding assets, a strategy we announced last year. We are excited to be moving forward on this initiative and look forward to the opportunities that lie ahead.

While we look to the future, we are conscious that we must also maintain focus on our current assets. As of March 31, 2024, our portfolio weighted average remaining lease term was 6.3 years, as over 40% of our leases extend beyond the year 2030 based on Annualized Straight-Line Rent, which we believe enhances the stability of the real estate we own. Of our top 10 tenants, 81% are investment grade or implied investment grade, showing the quality of our tenant roster. These tenants had a remaining lease term of 8.2 years, providing further stability to our portfolio.

We believe our continued pro-active asset management approach contributes to the marketability of our $726 million, 1.2 million square foot portfolio of New York City real estate. At the end of the first quarter, our portfolio consisted of seven office and retail assets, all located in New York City, primarily in Manhattan. Our New York City centric portfolio features a number of large, investment grade tenants. We continue to focus our leasing efforts on securing tenants in resilient industries, such as well-capitalized financial service companies and medical institutions. Our core office properties are located in desirable sub-markets with close proximity to major transportation hubs.

Our first quarter results once again demonstrated the effectiveness of our consistent focus on portfolio management. We believe our longstanding dedication to retaining existing tenants, working to make our properties attractive to new tenants, and managing our expenses have positioned us well to create value for shareholders as we look to sell some of our Manhattan properties, reduce leverage, and seek new higher-yielding investment opportunities.

With that, I'll turn it over to Mike LeSanto to go over the first quarter results. Mike?

Mike LeSanto

Thank you Michael. First quarter 2024 revenue was relatively flat as we produced $15.5 million in both the first quarter of 2024 and 2023. The company's GAAP net loss attributable to common stockholders was $7.6 million in the first quarter of 2024, compared to a net loss of $11.8 million in the first quarter of 2023, representing a year-over-year improvement of $4.2 million.

For the first quarter of 2024, Adjusted EBITDA was $2.9 million compared to $2.5 million in 2023. Cash net operating income increased by $0.1 million, or 1.0%, to over $7.0 million compared to nearly $7.0 million in the first quarter of 2023. The growth was achieved through a reduction in G&A and operating expenses, coupled with our ongoing leasing success.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental and on our website.

At quarter end, we had a relatively conservative balance sheet based on our Net Leverage of approximately 47%, a weighted-average interest rate of 4.4%, and 3.4 years of weighted-average debt maturity. Subsequent to quarter end, we announced an amendment to the loan on our property at 9 Times Square. Among other provisions, the amendment extended the maturity date of the loan to October 31, 2024, with the option of an additional extension to January 31, 2025, in order to facilitate efforts to sell the property. As we have previously discussed, all of our debt is fixed-rate or swapped to fixed rate, after we locked in interest rates while they were broadly at historic lows.

I'll now turn the call back to Michael for some closing remarks.

Michael Anderson

Thanks, Mike, and thank you all for joining us today. The occupancy and Cash NOI growth we accomplished this quarter can be attributed to our ongoing commitment to portfolio management as we begin the divestment process for certain of our assets in Manhattan. The reduction in leverage and significant cash proceeds that these sales are expected to generate, if sales are completed, are expected to fuel the diversification of our portfolio into new and higher-yielding assets. We believe that now is the right time to execute on this strategy and look forward to keeping you updated on our successful execution of this strategy.

Operator, please open the lines for questions.

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